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                                                                    Exhibit 99.3

                        [LETTERHEAD OF NEUBERGER BERMAN]

FOR IMMEDIATE RELEASE

CONTACT:
Robert Matza
Executive Vice President
Chief Operating Officer                               Margaret Towers
Neuberger Berman                                      TowersGroup
(212) 476-9808                                        (212) 354-5020


                           NEUBERGER BERMAN ANNOUNCES
                        ADDITIONAL STOCK REPURCHASE PLAN


NEW YORK, January 19, 2001... Neuberger Berman Inc. (NYSE: NEU) today announced that its Board of Directors has authorized the additional discretionary repurchase of up to $75 million of the Company's common stock. The Company said that purchases may be made periodically in the open market and in negotiated transactions, subject to market conditions.

"This repurchase program reflects our continued confidence in Neuberger Berman's prospects for long-term growth and profitability and in our ability to build shareholder value over time," said Jeffrey B. Lane, President and Chief Executive Officer of Neuberger Berman. Mr. Lane also stated that the acquired shares may be used for corporate purposes, including stock option awards and shares issued to employees under the Company's employee stock purchase plans.

The Company has repurchased approximately $43 million in stock under its $50 million stock repurchase program announced in the fourth quarter of 1999. Neuberger Berman currently has approximately 49 million shares outstanding.

Neuberger Berman Inc. through its subsidiaries is an investment advisory company that has provided clients with a broad range of investment products, services and strategies for more than


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NEUBERGER BERMAN ANNOUNCES STOCK REPURCHASE/ PAGE 2


60 years. The company engages in private asset management, estate planning and trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com.


Statements made in this release that look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include, without limitation, the adverse effect from a decline in the securities markets or a decline in the Company's products' performance, a general downturn in the economy, competition from other companies, changes in government policy or regulation, inability of the Company to attract or retain key employees, inability of the Company to implement its operating strategy and acquisition strategy, inability of the Company to manage rapid expansion and unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations.